Exhibit 10.12

Execution Version

Separation and Release of Claims Agreement

This Separation and Release of Claims Agreement (“Agreement”) is entered into by and between Teladoc Health, Inc., a Delaware corporation (the “Employer”), on behalf of itself, its subsidiaries and other corporate affiliates and each of their respective employees, officers, directors, owners, shareholders and agents (collectively referred to herein as the “Employer Group”), and Mr. Mark Hirschhorn, a resident of the State of New York (the “Employee”) (the Employer and the Employee are collectively referred to herein as the “Parties”) as of December 16, 2018 (the “Execution Date”).

The Employee’s last day of employment with the Employer (or any member of the Employer Group) is January 1, 2019 (the “Separation Date”). After the Separation Date, the Employee will not represent himself as being an employee, officer, attorney, agent or representative of the Employer Group for any purpose. Except as otherwise set forth in this Agreement, the Separation Date will be the employment termination date for the Employee for all purposes, meaning that, except as set forth herein, the Employee will no longer be entitled to any further compensation, monies or other benefits from the Employer Group, including coverage under any benefits plans or programs sponsored by the Employer Group.

1.          Return of Property. By the end of business hours on the Separation Date, the Employee must return all Employer Group property, including identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files and any other Employer Group property in the Employee’s possession.

2.          Employee Representations. In exchange for the consideration described in Section 3, which the Employee acknowledges to be good and valuable consideration for his obligations hereunder, the Employee hereby represents that he intends to irrevocably and unconditionally fully and forever release and discharge any and all claims he may have, have ever had or may in the future have against the Employer Group that may lawfully be waived and released arising out of or in any way related to his hire, benefits, employment or separation from employment with the Employer as further explained and in accordance with Section 4. The Employee specifically represents, warrants and confirms that: (a) he has no claims, complaints or actions of any kind filed against the Employer Group with any court of law, or local, state or federal government or agency; and (b) he has been properly paid for all hours worked for the Employer Group, and that all overtime, commissions, bonuses and other compensation due to him has been paid, with the exception, as applicable, of his final payroll check for his wages through and including the Separation Date and any validly incurred and un-submitted requests for reimbursement, which will be paid on the next regularly scheduled payroll date for the pay period including the Separation Date or otherwise as soon as practicable. Any vested benefits under any of the Employer Group’s employee benefit plans are excluded and shall be governed by the terms of the applicable plan documents, award agreements and the Employment Agreement (as defined below). The Employee specifically represents, warrants and confirms that he has not engaged in, and is not aware of, any unlawful conduct in relation to the business of the Employer Group, including without limitation, violations of federal and/or state laws regarding insider trading. If any of these statements are not true, the Employee cannot sign this Agreement and must notify the Employer Group immediately, in writing, of the statements that are not true. Such notice will not automatically disqualify the Employee from receiving these benefits, but will require the Employer Group’s review and consideration.

3.          Separation Benefits. In consideration for the Employee’s execution, non-revocation of, and compliance with this Agreement, including the waiver and release of claims in Section 4, the Employer agrees to provide the post-termination payments and benefits (the “Severance”) that are required by Employer under the Executive Employment Agreement, dated as of June 17, 2015, by and between the Employer and the Employee, as amended December 27, 2016 (the “Employment Agreement”), subject to the terms and conditions set forth therein. Employer acknowledges, confirms and agrees that Employee will be deemed to have resigned from his employment with the Employer with “Good Reason” (as that term is defined in the Employment Agreement), subject generally to the applicable terms and conditions of the Employment Agreement and shall provide all benefits outlined in Section 5(b)(i) of the Employment Agreement. Employer further acknowledges and agrees that the discretionary portion of Employee’s 2018 Target Bonus (as that term is defined in the Employment Agreement) will be set at 100% achievement, and Employee acknowledges and agrees that he will be eligible to receive the same 2018 Target Bonus as if Employee had remained actively employed through the date that 2018 bonuses are paid by Employer. The Parties acknowledge and agree that the Severance shall not be made or begin before the Effective Date of this Agreement. Employer represents and confirms that each equity incentive award previously disclosed publicly pursuant to applicable federal securities disclosure requirements remains (to the extent dictated by the terms of such award) in full force and effect, in accordance with its terms and those of the applicable plan and award documents, as of the date hereof.

4.          General Release and Waiver of Claims.

(a)        In exchange for the consideration provided in this Agreement, and upon provision of same, the Employee and the Employee’s heirs, executors, representatives, administrators, agents, and assigns (collectively, the “Releasors”) irrevocably and unconditionally fully and forever waive, release, and discharge the Employer Group, including each member of the Employer Group’s parents, subsidiaries, affiliates, predecessors, successors, and assigns, and all of their respective officers, directors, employees, and equity-holders, in their corporate and individual capacities (collectively, the "Released Parties") from any and all claims, demands, actions, causes of actions, obligations, judgments, rights, fees, damages, debts, judgments, rights, fees, damages, debts, obligations, liabilities, and expenses (inclusive of attorneys’ fees) of any kind whatsoever, whether known or unknown (collectively, “Claims"), that Employee may have or has ever had against the Released Parties, or any of them, arising out of, or in any way related to the Employee’s hire, benefits, employment, termination, or separation from employment with the Employer by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter from the beginning of time up to and including the date of the Employee's execution of this Agreement, including, but not limited to:

(i)         any and all Claims under Title VII of the Civil Rights Act of 1964 (Title VII), the Americans with Disabilities Act (ADA), the Family and Medical Leave Act (FMLA) (regarding existing but not prospective Claims), the Fair Labor Standards Act (FLSA), the Equal Pay Act, the Employee Retirement Income Security Act (ERISA) (regarding unvested benefits), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Worker Adjustment and Retraining Notification (WARN) Act, the National Labor Relations Act (NLRA), the Age Discrimination in Employment Act (ADEA), the Uniform Services Employment and Reemployment Rights Act (USERRA), the Genetic Information Nondiscrimination Act (GINA),], the Immigration Reform and Control Act (IRCA), the Sarbanes-Oxley Act, the Dodd- Frank Wall Street Reform and Consumer Protection Act, the New York State Human Rights Law, the New York Labor Law (including but not limited to the Retaliatory Action by Employers Law, the New York State Worker Adjustment and Retraining Notification Act, all provisions prohibiting discrimination and retaliation, and all provisions regulating wage and hour law), the New York Civil Rights Law, Section 125 of the New York Workers' Compensation Law, Article 23-A of the New York Correction Law, the New York City Human Rights Law, and the New York City Earned Sick Leave Law all including any amendments and their respective implementing regulations, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released;

(ii)        any and all Claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, vacation, and severance that may be legally waived and released;

(iii)       any and all Claims arising under tort, contract, and quasi-contract law, including but not limited to Claims of breach of an express or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, and negligent or intentional infliction of emotional distress; and

(iv)       any and all Claims for monetary or equitable relief, including but not limited to attorneys' fees, back pay, front pay, reinstatement, experts' fees, medical fees or expenses, costs and disbursements, punitive damages, liquidated damages, and penalties.

(b)        Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to the Employee in this Agreement, the Releasors hereby irrevocably and unconditionally fully and forever waive, release, and discharge the Released Parties from any and all Claims, whether known or unknown, from the beginning of time through the date of the

Employee's execution of this Agreement arising under the Age Discrimination in Employment Act (ADEA), as amended, and its implementing regulations. By signing this Agreement, the Employee hereby acknowledges and confirms that:

(i)         the Employee has read this Agreement in its entirety and understands all of its terms;

(ii)        by this Agreement, the Employee has been advised in writing to consult with an attorney of the Employee's choosing and has consulted with such counsel as the Employee believed was necessary before signing this Agreement;

(iii)       the Employee knowingly, freely, and voluntarily agrees to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release, and covenants contained in it;

(iv)       the Employee is signing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which the Employee is otherwise entitled;

(v)        the Employee was given at least twenty-one (21) days to consider the terms of this Agreement and consult with an attorney of the Employee’s choice, although the Employee may sign it sooner if desired and changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day period;

(vi)       the Employee understands that the Employee has seven (7) days after signing this Agreement to revoke the release in this paragraph by delivering notice of revocation to Adam Vandervoort at the Employer, 2 Manhattanville Road, Suite 203, Purchase, New York 10577 by email/fax/overnight delivery before the end of this seven-day period; and

(vii)      the Employee understands that the release contained in this paragraph does not apply to rights and claims that may arise after the Employee signs this Agreement.

(c)        Exceptions.  However, any provision of this Agreement to the contrary notwithstanding, the general release and waiver of Claims set forth in this Section 4 excludes, and the Employee does not waive, release, or discharge: (A) any right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission, the New York State Division of Human Rights, the New York City Commission on Human Rights, or other similar federal or state administrative agencies; (B) claims that cannot be waived by law; (C) indemnification and all other rights the Employee has against the Employer under that certain Indemnification Agreement, dated as of July 1, 2015, by and between Employer and the Employee (the “Indemnification Agreement”), or otherwise under the Employer’s certificate of incorporation or bylaws; (D) any right to file an unfair labor practice charge under the National Labor Relations Act; (E) any rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and award agreements; (F) claims related to enforcement of this Agreement; (G) to the extent performance is required following termination thereof, all rights under the Employment Agreement and any award agreement or related plan document; and (H) any claim as a shareholder of the Company.

5.          Knowing and Voluntary Acknowledgment.

(a)        The Employee specifically agrees and acknowledges that: (i) the Employee has read this Agreement in its entirety and understands all of its terms; (ii) the Employee knowingly, freely and voluntarily assents to all of its terms and conditions including, without limitation, the waiver, release and covenants contained herein; (iii) the Employee is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which he is otherwise entitled; (iv) the Employee is not waiving or releasing rights or claims that may arise after his execution of this Agreement; and (v) the Employee understands that the waiver and release in this Agreement is being requested in connection with the cessation of his employment with all members of the Employer Group.

6.          Effectiveness. This Agreement shall not become effective, until the eighth (8th) day after the Employee and the Employer both execute this Agreement. Such date shall be the Effective Date of this Agreement. No payments due to the Employee hereunder shall be made or begin before the Effective Date.

7.          Confidentiality.

(a)        The Employee understands and acknowledges that during the course of employment by the Employer, he has had access to and learned about confidential, secret and proprietary documents, materials and other information, in tangible and intangible form, of and relating to the Employer Group and its businesses and existing and prospective customers, suppliers, investors and other associated third parties (“Confidential Information”). The Employee further understands and acknowledges that this Confidential Information and the Employer’s ability to reserve it for the exclusive knowledge and use of the Employer Group is of great competitive importance and commercial value to the Employer, and that improper use or disclosure of the Confidential Information by the Employee might cause the Employer to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages and criminal penalties.

(b)        For purposes of this Agreement, Confidential Information includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of the Employer Group or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Employer Group in confidence.

(c)        The Employee understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. In addition, “Confidential Information” includes the facts and circumstances leading up to and surrounding the Employee’s separation from Employer, including, without limitation, the events and circumstances pertaining to the revelation and investigation of, and response to, the Employee’s relationship with Ms. Charece Griffin. and any investigation conducted or initiated by the Employer Group involving Employee.

(d)        The Employee understands and agrees that Confidential Information developed by him in the course of his employment by the Employer shall be subject to the terms and conditions of this Agreement as if the Employer furnished the same Confidential Information to the Employee in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Employee, provided that such disclosure is through no direct or indirect fault of the Employee or person(s) acting on the Employee’s behalf.

Acknowledgement.

(e)        The Employee understands that the nature of Employee’s position has provided him access to and knowledge of Confidential Information and placed him in a position of trust and confidence with the Employer Group. The Employee understands and acknowledges that the intellectual or other services he provided to the Employer Group are unique, special or extraordinary.

(f)         The Employee further understands and acknowledges that the Employer Group’s ability to reserve these for the exclusive knowledge and use of the Employer Group is of great competitive importance and commercial value to the Employer Group, and that improper use or disclosure by the Employee is likely to result in unfair or unlawful competitive activity.

Disclosure and Use Restrictions

(g)        The Employee agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever (including other employees of the Employer Group) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Employer Group, and in any event, not to anyone outside of the direct employ of the Employer Group except as required in the performance of any of the Employee’s remaining authorized employment duties to the Employer and only after execution of a confidentiality agreement by the third party with whom Confidential Information will be shared or with the prior consent of an authorized officer acting on behalf of the Employer Group in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of the Employer Group, except as required in the performance of any of the Employee’s remaining authorized employment duties to the Employer or with the prior consent of an authorized officer acting on behalf of the Employer Group in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent).

Permitted Disclosures

(h)        Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law, rules of court or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. The Employee shall promptly provide written notice of disclosure, where not otherwise prohibited by law or regulation to an authorized officer of the Employer Group. Disclosure of Confidential Information consistent with the exceptions set forth herein is not a breach of any provision of the Agreement.

(i)         Notwithstanding any confidentiality and non-disclosure obligations Employee may have, Employee is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

(j)         Nothing in this Agreement prohibits or restricts the Employee (or Employee’s attorney) from filing or responding to a charge or complaint with the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), or any other State or Federal securities regulatory agency or self-regulatory authority, the Equal Employment Opportunity Commission (EEOC), the National Labor Relations Board (NLRB), the Occupational Safety and Health Administration (OSHA), State Attorney Generals’ Office, or any other federal or state regulatory authority (collectively, “Government Agencies”). The Parties further understand that this Agreement does not limit the Employee’s ability to communicate with any Government Agency or otherwise participate in and correspond with any investigation or proceeding that may be conducted by any Government Agency in connection with reporting a possible securities (or otherwise) law violation without notice to the Employer.

(k)        Employee acknowledges and agrees that by virtue of the General Release set forth in Paragraph 4 above, Employee has waived any relief available to Employee (including without limitation, monetary damages, equitable relief and reinstatement) under any of the Claims waived in this Agreement. Therefore, except as set forth herein, Employee agrees that Employee will not seek or accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any Government Agency) with respect to any Claim waived in this Agreement. This Agreement does not, however, waive or release Employee’s right to receive a whistleblower bounty award from any Government Agency, including (without limitation) the SEC.

Duration of Confidentiality Obligations

(l)         The Employee understands and acknowledges that his obligations under this Agreement with regard to any particular Confidential Information shall commence immediately and shall continue during and after his employment by the Employer until such time as such Confidential Information has become public knowledge other than as a result of the Employee’s breach of this Agreement or breach by those acting in concert with the Employee or on the

Employee’s behalf.

(m)       The Employee agrees and covenants that he shall not disclose any of the terms of or amount paid under this Agreement or the negotiation thereof to any individual or entity; provided,  however, that the Employee will not be prohibited from making disclosures to his attorney, tax advisors and/or immediate family members, or as may be required by law. The Employer Group will only disclose the existence and terms of the Agreement to those within the Employer Group with a legitimate need to know. For the avoidance of doubt, nothing herein shall restrict the Employer Group from providing this Agreement or any other information to any Government Agencies, nor shall anything herein restrict the Employer Group from complying with its legal obligations, including (without limitation) its obligations under applicable securities laws and regulations, and/or responding to a subpoena, court order or demand from any Government Agencies.

8.          Cooperation. The Parties agree that certain matters in which the Employee has been involved during the Employee’s employment may need the Employee’s cooperation with the Employer in the future. Accordingly, after the Separation Date, to the extent reasonably requested by the Employer or by the Employee (with respect solely to any third-party actual or threatened litigation or government investigation or inquiry), the Employee/ Employer (as applicable) shall mutually cooperate with each other in connection with matters arising out of the Employee’s service to the Employer and/or any investigation or review of actions of Employee during his service. If Employee’s assistance is necessary, Employer shall make reasonable efforts to minimize disruption of the Employee’s other activities. The Employer shall within thirty (30) calendar days reimburse the Employee for reasonable expenses incurred in connection with this cooperation (including reasonable attorneys’ fees incurred by the Employee). In addition, Employer shall consult with the Employee regarding any public disclosure of Employee’s separation from the Employer on a Current Report on Form 8-K and shall reasonably cooperate to obtain the Employee’s consent to such disclosure, not to be unreasonably withheld or delayed.

9.          Non-disparagement. The Parties agree and acknowledge that Section 8 of the Employment Agreement shall be fully incorporated herein. The Employee further agrees that he shall direct all request for employment references to the Employer’s Human Resources Department, and the Employer Group agrees that in response to such requests, the Employer Group shall respond only with Employee’s dates of employment and position(s) held and shall communicate that it is the Employer Group’s policy to only provide such information. The Employer Group shall advise, within three (3) business days, when Employer has been requested to provide, in any format, information about Employee.

10.        Indemnification.

(a)        The Employer Group acknowledges and confirms all of its obligations under the Indemnification Agreement and the by-laws of the Employer, and to comply with the terms thereof to the maximum amount permissible therein. Without limiting the generality of the foregoing and in addition thereto, Employer agrees, at its sole and exclusive expense, it shall indemnify and provide Employee with counsel selected by Employee, and approved by the Employer Group, arising from Employee’s employment with the Employer, including in connection with federal or State legal actions filed in the Southern District of New York or any other district or forum and/or any inquiry from the New York Attorney General, Investor Protection Branch and/or all other(s) investigation, legal challenges, or proceedings, threatened or otherwise. Employer agrees to pay Employee’s legal fees within thirty (30) calendar days of the presentation of appropriate invoices from Employee’s attorneys. Employer acknowledges and represents that all insurance policies (including, without limitation, directors’ and officers’ liability policies) held by Employer that were in effect immediately following the most recent renewals (August 1, 2018, in most cases) remain in full force and effect as of the date hereof. Employer is aware, as of the date hereof, of only the following two (2) matters with respect to which Employee is a named party or apparently a person of interest and for which Employer will provide applicable indemnification: (i) Jon Reiner et al. v. Teladoc Health, Jason Gorevic and Mark Hirschhorn, filed in the U.S. District Court for the Southern District of New York on December 12, 2018; and (ii) the inquiry of the State of New York Office of the Attorney General related to the subpoena duces tecum received by Employer on December 14, 2018.

(b)        409A Indemnification.  Notwithstanding any other provision of this Agreement, it is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement which is considered to be nonqualified deferred compensation subject to  Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) shall be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code. Employer shall indemnify and hold harmless the Employee from any tax, interest and/or penalty imposed under Section 409A of the Code with respect to any payment or benefit provided pursuant to this Agreement or any other plan or arrangement sponsored or maintained by Employer to the extent such tax, interest and/or penalty is imposed solely as a result of any failure to comply with Section 409A of the Code with respect to such payment or benefit.

11.        Successors and Assigns.

(a)	Assignment by the Employer

The Employer may freely assign this Agreement at any time. This Agreement shall inure to the benefit of the Employer Group and its successors and assigns.

(b)	No Assignment by the Employee

The Employee may not assign this Agreement or any part hereof. Any purported assignment by the Employee shall be null and void from the initial date of purported assignment. Notwithstanding the foregoing, the benefits hereunder shall inure to the benefit of Employee’s heirs, beneficiaries, representatives and assigns.

12.        Governing Law: Jurisdiction and Venue. Any provision in any other document to the contrary notwithstanding, the parties hereto hereby agree that each of this Agreement, the Employment Agreement and the Indemnification Agreement, and each for all purposes, shall be construed in accordance with the laws of New York without regard to conflicts-of-law principles. Any action or proceeding by any of the parties to any such agreement to enforce such agreement shall be brought only in any state or federal court located in Westchester County, New York. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue for purposes of this Agreement, the Employment Agreement and the Indemnification Agreement.

13.        Entire Agreement. Except for Sections 6, 7, 8, 10(a) and 10(k) of the Employment Agreement, and the Indemnification Agreement, this Agreement contains all the understandings and representations between the Employee and the Employer Group pertaining to the subject matter hereof.

14.        Remedies. In the event of a breach or threatened breach by either Party of any of the provisions of this Agreement, the breaching Party hereby consents and agrees that the non- breaching Party shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. Any equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available relief. If a court or state or federal agency (including, without limitation, the SEC, the United States Department of Justice or the New York Attorney General’s Office) determines that Employee: (a) violated any federal or state securities laws in his officer position with Employer; (b) did not act in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Employer or, in the case of a criminal action, had reason to believe his conduct was unlawful; and (c) such determination is final and non-appealable, Employee agrees that Employee shall repay to the Employer the cash and Equity Value (as defined below) components of the Severance, in each case net of required taxes paid by the Employee for which the Employee cannot validly claim a refund or credit upon return (as applicable) to Employer pursuant to the provisions of this Section 14; provided, the foregoing shall have no other effect on any other aspect of the Severance nor any other obligation of the Employer, including under the Indemnification Agreement; and, provided, further, that such repayment shall be capped at the amount of any penalty, fine or direct monetary damage suffered by Employer as a direct consequence of violation of such laws by the Employee (but such damage shall not, in any event, include amounts owed by Employer related to wrongful action by Employer, if any, whether or not related to the Employee). In no event shall Employee be liable to Employer for any amount in excess of the cash and Equity Value of the Severance. The prevailing party in an action relating to breach of this Agreement, in addition to the damages set forth in the preceding sentence, shall be entitled to recover any additional damages incurred, including (without limitation) reasonable attorneys’ fees and costs. For the purposes of this Section 14, “Equity Value” means the lesser of: (i) the value to the Employee of the equity award which vesting is accelerated (or the holding open, in the case of performance share units (the “Equity Award”)) by the Employee as part of the Severance (calculated based on the closing price as of the Effective Date); and (ii) the actual cash value recognized by the Employee upon the exercise and/or sale of any such Equity Award after the Effective Date, in each case only attributable to the benefit provided in this Agreement which would not otherwise be available to Employee absent this Agreement.

15.        Remedies on Breach. Any action taken by either Party that is inconsistent with said party’s representations, covenants and obligations under this Agreement shall be a material breach by said Party. Further, in the event of such a breach, the breaching Party shall be liable for any damages that a court may determine and will be subject to injunctive relief and any other relief which a court may award. Both Parties agree that in the event of such breach the breaching

Party shall be liable for the non-breaching Party’s reasonable attorneys’ fees and costs incurred in enforcing this Agreement

16.        Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Employee and by the Chief Legal Officer of the Employer. No waiver by either of the Parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the Parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

17.        Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the Parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

18.        Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

19.        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

20.        Non-Admission. Nothing in this Agreement shall be construed as an admission of wrongdoing or liability on the part of the Employer Group or Employee.

21.        Reaffirmation. The Employee hereby acknowledges, agrees and reaffirms that he is and remains bound by the applicable provisions of the Employment Agreement, including, without limitation, those set forth in Sections 7 and 8 thereof.

22.        Notices. All notices under this Agreement must be given in writing by overnight letter and receipted e-mail at the addresses indicated in this Agreement or any other address designated in writing by either party. When providing written notice to the Employer, a copy must be provided to the Employer’s Chief Legal Officer at the address below.

Notice to the Employer:
Teladoc Health, Inc.
2 Manhattanville Road, Suite 203
Purchase, New York 10577
Attn: Adam Vandervoort
avandervoort@teladoc.com

Notice to the Employee:

The employee’s address on file with the Employer.

23.        Acknowledgment of Full Understanding. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT. THE EMPLOYEE FURTHER ACKNOWLEDGES THAT HIS SIGNATURE BELOW IS AN AGREEMENT TO RELEASE TELADOC HEALTH, INC. FROM ANY AND ALL CLAIMS.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date above.

Teladoc Health, Inc.

/s/ Adam C. Vandervoort	Date	12/16/18
Adam C. Vandervoort
General Counsel and duly authorized signatory of Teladoc Health, Inc.

/s/ Mr. Mark Hirschhorn	Date	12/16/18
Mr. Mark Hirschhorn